Exhibit 99.1

[XL Capital Logo Omitted]


                                                                  XL Capital Ltd
                                                                        XL House
                                                             One Bermudiana Road
                                                          Hamilton HM 11 Bermuda

                                                           Phone: (441) 292-8515
                                                             Fax: (441) 292-5280


PRESS RELEASE


Contact:   Scott C. Hoy                         Roger R. Scotton
           Investor Relations                   Media Relations
           (441) 294-7201                       (441) 294-7165


               XL CAPITAL LTD ANNOUNCES PLAN TO OFFER SENIOR NOTES


HAMILTON, BERMUDA - August 18, 2004 -- XL Capital Ltd (NYSE: XL) ("XL" or the "Company") announced today that it currently plans to sell up to $300 million of senior notes due 2014, pursuant to XL's currently effective shelf registration statement.

The underwriters for XL's senior notes offering are Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. Full details of the offering, including a description of the senior notes and certain risk factors related to the senior notes, are contained in a prospectus supplement dated today and available through Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 1585 Broadway, New York, New York 10036, or Lehman Brothers Inc., Attention:
Fixed Income Syndicate, 745 7th Avenue, New York, NY 10019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other securities, nor will there be any sale of the senior notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2004, XL Capital Ltd had consolidated assets of approximately $45.5 billion and consolidated shareholders'


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equity of approximately $7.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.


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